UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

_________________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

_________________________________

Date of Report

__March 30, 2006

(Date of earliest event reported)

BLUEGREEN CORPORATION

(Exact name of registrant as specified in its charter)
Massachusetts	0-19292	03-0300793
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)
4960 Conference Way, North Suite 100 Boca Raton, Florida		33431
(Address of principal executive offices)		(Zip Code)

(561) 912-8000

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

The Compensation Committee of the Board of Directors (the "Board") of Bluegreen Corporation (the "Company") took the following actions relating to executive compensation.

2005 Executive Compensation Matters

The Compensation Committee approved the payout of cash bonuses for 2005 to the Company's executive officers under the Company's annual incentive program. Bonuses under this program are generally based upon the Company's profitability and the achievement of individual performance competencies and goals, as determined by the Compensation Committee in its discretion.

The amount of cash bonuses approved by the Compensation Committee to be paid to the Company's "named executive officers" (as defined by Item 402(a)(3) of Regulation S-K) under the annual incentive program are set forth in the table below:

Name	Amount of 2005 Bonus
George F. Donovan	$724,735
Daniel C. Koscher	$570,871
John M. Maloney, Jr.	$531,316
Douglas O. Kinsey	$250,000
Anthony M. Puleo	$247,284

2006 Executive Compensation Matters

The Compensation Committee established annual base salaries based upon performance measures for each of the Company's executive officers. The amount of the 2006 base salary for each of the Company's "named executive officers" are set forth in the table below:

Name	Amount of 2006 Base Salary
George F. Donovan	$500,000
Daniel C. Koscher	$300,000
John M. Maloney, Jr.	$300,000
Douglas O. Kinsey	$300,000
Anthony M. Puleo	$275,000

On March 30, 2006, the Compensation Committee approved the establishment of the 2006 Performance-Based Annual Incentive Plan and granted awards under the plan to Messrs. Donovan, Maloney, Koscher and Puleo. In the case of Messrs. Donovan and Puleo, the 2006 bonus awards are based on the Company's achievement of certain earnings per share targets for fiscal year 2006. In the case of Messrs. Maloney and Koscher, the 2006 bonus awards are based on the operating profits of their respective divisions (the Resorts Division for Mr. Maloney and the Communities Division for Mr. Koscher). The Plan and the awards granted under the Plan are subject to the approval of the Company's shareholders at the Annual Meeting of Shareholders currently scheduled for May 16, 2006. Messrs. Donovan, Maloney, Koscher and Puleo have in the past and may in the future continue to receive additional amounts as bonuses at the discretion of the Compensation Committee.

Employment Agreement

In April 2006, the Compensation Committee and the Board approved a new employment agreement for Mr. Donovan that will provide for his employment as the Company's Chief Executive Officer (or such other senior executive position as may be designated by the Board) and to serve as a member of the Board (subject to his re-election by the Company's stockholders from time to time) through December 31, 2007. Beginning January 1, 2008 through December 31, 2014, the agreement will provide for Mr. Donovan's employment as the Company's Strategic Advisor and, if requested by the Board, (subject to his re-election by the Company's stockholders from time to time), as a member of the Board. The Compensation Committee and the Board of Directors approved an annual base salary of $500,000 for Mr. Donovan through December 31, 2012 (subject to annual increases at the discretion of the Compensation Committee of the Board) and $250,000 per year for each of the years ending December 31, 2013 and 2014. The agreement will provide that Mr. Donovan is eligible to participate in any annual incentive bonus plan the Company may have for its senior executive employees through December 31, 2007 and is entitled to receive certain employee benefits. The agreement will include a covenant by Mr. Donovan not to compete with the Company's business during the two-year period following his employment termination and not to solicit any of the Company's employees or customers at any time. If Mr. Donovan's employment is terminated by the Company without cause (as defined in the agreement), the agreement will provide that he receives (i) all salary and benefits due to him under the terms of the agreement for the remainder of its term; (ii) continued coverage for him and his spouse under certain employee benefit plans; and (iii) the ability to exercise any stock option that was vested as of the date of his termination until the earlier of one year after the date of his termination or ten years after the grant date of any such option.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUEGREEN CORPORATION

Date: May 9, 2006
By: /S/ ANTHONY M PULEO
Name: Anthony M. Puleo
Title: Senior Vice President, Chief Financial Officer and Treasurer